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                                                                   EXHIBIT 10.27

December 17, 1998


Hideaki Takahashi
Worldwide Field Operations
NCR Corporation

Dear Hideh:

We appreciate your years of service to the company. Since you first joined NCR in 1974, you have made significant contributions to our success, playing key roles as Chairman of NCR Japan, head of the Asia/Pacific Region, and most recently as head of Worldwide Field Operations. Your leadership during these critical times for the company has not gone unrecognized, and all of your colleagues wish you the best as you leave the company.

As you prepare to depart, I am writing to describe the terms of your concluding months with NCR, and the respective rights and obligations of you and the company.

In order to facilitate an effective transition, you have agreed to continue employment with NCR as Senior Vice President through March 31, 1999, at your current salary. You will serve as advisor to the senior executive in charge of WFO. In addition, you will visit all major NCR Japan customers as is the customary business practice in Japan at this time of year. During these visits, you have agreed to speak only favorably of NCR and encourage the customers to continue doing business with NCR.

You will continue to serve as Chairman of NCR Japan until the next regularly scheduled NCR Japan Shareholders meeting, at which time you agree to resign as Chairman, but continue serving as a director. You have indicated your willingness to continue serving as an outside director of NCR Japan, and to serve as an advisor to the Chairman of NCR Japan, after your termination of employment. NCR appreciates your assistance in these areas, and will take steps to have you re-elected to the Board of NCR Japan as necessary for you to continue to serve. Your service as an outside director will continue for approximately one year, for as long as is mutually agreeable between you and NCR. While you are serving as outside director and advisor to the Chairman, effective April 1, 1999, NCR will pay you an annual fee of $40,000, paid on a quarterly basis in yen at the exchange rate in effect at the time of payment.

NCR will repatriate you to Japan. Your expatriate package will continue through March 31, 1999. Details of your repatriation support and conclusion of your expatriate package are shown in an attachment A to this letter.

You will be eligible for a MIP award for 1998 based on the full year's results for NCR and WFO, paid at the same time as awards are paid to executive officers. The MIP awards are determined by the Compensation Committee of the Board of Directors. You will not be eligible for a MIP award for 1999. Your restricted stock units awarded for the 1996-1998 LTIP cycle will be paid in cash in March, 1999. Your restricted stock units awarded for the 1997-1999 LTIP cycle will be forfeited. Your 1998 MIP payment and 1996-98 LTIP restricted stock units will be paid in U.S. currency in March, and will be subject to the U.S. tax withholding outside of the tax equalization provisions of your expatriate package.

Your stock options will continue to vest through March 31, 1999 and the unexercised vested options will be exercisable through May 30, 1999. Your turnaround option grant will vest in full on January 2, 1999. These terms assume that you do not violate the noncompetition provision of the option agreements, which would immediately cancel your options. You will not be eligible for a 1999 management stock option grant. You will be considered an NCR "insider" for purposes of the insider trading restrictions on option exercise through March 31, 1999. Your restricted stock will be forfeited because you are leaving the company prior to age 55.

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You are eligible to receive pension benefits from several NCR plans, calculated according to the terms of the plans. The calculations will be finalized when final compensation amounts are available. You have a balance in the NCR Savings Plan in the U.S. that may be withdrawn any time after your termination date. You are vested in a benefit from the NCR Japan Directors' Plan, based on service through March 31, 1999, which you may withdraw in a lump sum immediately after your termination date. You are vested in a benefit from the NCR Pension Plan, based on service in the U.S. from 1974 through 1985 when you participated in that plan. You are also eligible for a pension from The Retirement Plan for Officers of NCR ("SERP II") starting at or after age 55, based on service as an officer through March 31, 1999. The SERP II benefit is payable in U.S. currency and is not recalculated after commencement for currency fluctuations. Details of your pension calculations are shown on attachments to this letter. The calculations are based on service through February 28, 1999 but will be recalculated to reflect service through March 31, 1999.

You may use any unused 1998 vacation prior to December 31, 1998. You will be entitled to take two weeks of vacation in March. You will continue to participate in the Executive Financial Counseling Program through 1999.

You agree to return to NCR, on or before your termination date, all NCR property or copies thereof, including, but not limited to, mobile or portable phones, files, records, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, and other property which you received, prepared or helped to prepare in connection with your employment with NCR, and to assign to NCR all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by you during the course of your employment.

You acknowledge your obligation to keep all Proprietary NCR Information confidential and not to disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter agreement, "Proprietary NCR Information" includes, but is not necessarily limited to, confidential, technical, marketing, business, financial, or other confidential information not publicly available.

You agree that a violation of the foregoing provisions relating to the return of NCR property or the use or disclosure of Proprietary NCR Information, unless you have the right to use such property or Proprietary NCR Information pursuant to a separate agreement with NCR, will be considered a material breach of this letter agreement, for which you will forfeit any moneys not already paid under this letter agreement. The provisions of this paragraph in no way limit NCR's right to also commence a court action for an injunction or equitable remedies in the event you breach any provision of this letter agreement. In the event NCR takes such action, all of your other obligations under this letter agreement shall remain in full force and effect.

You agree that from the date of this letter agreement through December 31, 1999, without the prior written consent of the Chief Executive Officer of NCR, you will not (a) hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an exempt employee of NCR or any person who was an NCR exempt employee within the prior six-month period, or (b) solicit, in competition with NCR, the business of any NCR customer known to you to be an NCR customer or any entity whose business you knew NCR was actively soliciting during the six-month period immediately preceding your termination date, (c) provide either as a sole proprietor, agent, contractor, employee, officer, director, stockholder or partner on your own behalf or on behalf of any other entity, consulting or other services to any current or prospective customer of NCR, (d) participate in the solicitation of NCR employees, customers or suppliers to breach, modify or terminate any agreement(s) or relationship(s) that they may have with NCR, or (e) accept employment, either as an employee or independent contractor, with, or serve as a director of, any of NCR's direct, major competitors, or their subsidiaries or affiliates, namely: IBM, Anderson Consulting, Sequent, CSC, Unisys, Digital Equipment, Dell, Hewlett Packard (HP), Sun Microsystems, Oracle, Informix, Compaq, Data General, EDS, Diebold, and Perot Systems.

You understand that NCR is at a critical stage in its efforts to grow the business. You also understand that any adverse comments from you indicating in any way that NCR's business strategy or management decisions are unwise or unlikely to succeed could have a significant detrimental effect on NCR. Similarly, any adverse comments from you about NCR management, its products or its treatment of employees or customers could have a similar negative effect on NCR's reputation. NCR's damages, if you made such comments, would be impossible to calculate with

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precision. Therefore, you agree that you will not, from the date of this letter agreement through December 31, 1999, make any adverse or critical comments about NCR, its management, products, business plans or strategies nor will you make any other comments reasonably likely to create a negative impression about NCR or its chances for success in the marketplace. It will not be a violation of this paragraph for you to make truthful statements when required to do so by law.

In consideration for the non-competition and non-disparagement provisions in the preceding two paragraphs, you will be paid US$175,000 in a lump sum on September 1, 1999. This payment will be made in U.S. currency and will be subject to applicable U.S. tax withholding outside of the tax equalization provisions of your expatriate package. If you violate the non-competition or non-disparagement provisions after September 1, 1999 but before December 31, 1999, you agree to refund the full $175,000 to NCR.

Except for (i) our respective rights and obligations stated in this letter agreement, (ii) NCR's obligation to you under any benefit program in which you have vested rights, and (iii) any rights to indemnification and related rights in accordance with Maryland corporate law to which you may be entitled by reason of your having served as an officer of NCR, you and NCR hereby forever release, discharge and hold harmless each other, and our respective heirs, subsidiaries, affiliates, officers, directors, successors and assigns, from any claim or cause of action whatsoever which either may have against the other resulting from or arising out of or related to your employment by NCR, or your voluntary termination of employment, including any claims or causes of action you have or may have pursuant to Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as all other statutes, in both the U.S. and Japan, which regulate employment; and the common law of contracts and torts. NCR and you agree not to make any claim whatsoever against the other (or, in your case, against any of NCR's direct or indirect subsidiaries) with any state or federal agency or in any court of law at any time concerning matters relating to your employment by NCR arising from acts or failures to act which occurred prior to your termination date.

Subject to NCR's rights to seek injunctive relief or equitable remedies in a court action, any controversy or claim related in any way to this letter agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules and supervision of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney's fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

This letter agreement shall be governed by the laws of the State of Ohio. If any part of this letter agreement is held to be unenforceable, the parties intend for the remaining portion of this letter agreement to be given full force and effect. In particular, the parties intend for the non-competition and non-disparagement provisions to be given maximum effect permissible under the law, in order to protect NCR's trade secrets and confidential and proprietary information.

This letter agreement is the entire agreement between NCR and you with respect to your termination of employment with NCR and fully supersedes all prior written or oral understandings, statements or agreements relating in any way to the terms and conditions of your employment relationship, or the end of that relationship with NCR, provided, however, that the terms of any NCR benefit plans in which you are a participant will govern the payment of benefits from the respective plans to the extent said plans are not in conflict with the terms of this letter agreement. You represent and acknowledge that in signing this letter agreement you have not relied on any representation or statement not set forth herein made by NCR or its agents, representatives or attorneys with regard to the subject

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matter of this letter agreement. Any waiver or modification of the terms of this letter agreement must be in writing and signed by you and NCR.

Sincerely,



Lars Nyberg, Chairman and Chief Executive Officer